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                                                                   Exhibit 10.35


                             AMENDMENT NO. 1 TO THE
                             APPLIED MATERIALS, INC.
                           SENIOR EXECUTIVE BONUS PLAN

        APPLIED MATERIALS, INC., having adopted the Applied Materials, Inc. Senior Executive Bonus Plan (the "Plan"), hereby amends the Plan, effective as of September 2, 1998, as follows:

                1. Section 2.2 is amended in its entirety as follows:

                2.2 "Annual Revenue" means the Company's or business unit's net sales for the Plan Year, determined in accordance with generally accepted accounting principles; provided, however, that prior to the Determination Date, the Committee shall determine whether any significant items(s) shall be excluded or included from the calculation of Annual Revenue with respect to one or more Participants.

                2. Section 2.15 is amended in its entirety as follows:

                2.15 "Net Income" means as to any Plan Year, the income after taxes of the Company and its consolidated subsidiaries for the Plan Year, determined in accordance with generally accepted accounting principles, provided that prior to the Determination Date, the Committee shall determine whether any significant item(s) shall be included or excluded from the calculation of Net Income with respect to one or more Participants.

        IN WITNESS WHEREOF, Applied Materials, Inc., by its duly authorized officer, has executed this Amendment No. 1 on the date indicated below.

                                        APPLIED MATERIALS, INC.

Dated:  September 2, 1998               By: /s/ DONALD A. SLICHTER
        ---------------------------         -----------------------------------
                                            Donald A. Slichter
                                            Secretary